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EXHIBIT 10.27

EMPLOYMENT AGREEMENT
between
TENFOLD CORPORATION and JONATHAN E. JOHNSON III

        This Employment Agreement (the "Agreement"), is made and entered into as of January 31, 2002 and effective as of May 1, 2001 (the "Effective Date"), by and between Jonathan E. Johnson III ("Employee") and TenFold Corporation, a Delaware corporation (the "Company").

        1.    TERM OF AGREEMENT.    This Agreement shall commence as of the Effective Date, and shall have a term of two (2) years and one day (the "Original Term"). Subject to each party's obligations set forth below, this Agreement may be terminated by either party, with or without cause, on thirty (30) days' written notice to the other party. After the end of the Original Term, this Agreement (and simultaneously Employee's employment) shall be automatically extended for additional successive one (1) year periods unless the parties hereto mutually agree in writing to terminate the Agreement in accordance with the terms hereof prior to the commencement of any such one (1) year period.

        2.    DUTIES.

          a.    POSITION.    Commencing on the Effective Date, Employee shall be employed as the Company's Senior Vice President and General Counsel and will report to the Company's Chief Executive Officer. Effective December 11, 2001 and for the remaining term of the Agreement, Employee shall be employed as the Company's Executive Vice President* and will report to the Company's Chief Executive Officer.

*
In February 2002, Mr. Johnson also became the Company's Chief Financial Officer.

          b.    OBLIGATIONS TO THE COMPANY.    Employee agrees that he will at all times, to the best of his ability and experience, loyally and conscientiously perform all of the duties and obligations required of and from Employee pursuant to the terms hereof or as directed by the Company's Chief Executive Officer. During the term of Employee's employment relationship with the Company, Employee further agrees that he will devote all of his business time, attention and effort to the business of the Company and will use his reasonable best efforts to promote the interests of the Company, and the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice; provided, however, that Employee may perform and accept compensation for personal services of an incidental nature rendered to a party other than the Company if the performance of such services is approved by the Company's Chief Executive Officer (such approval not to be unreasonably withheld) and does not impair Employee's ability to perform his duties hereunder.

        3.    AT-WILL EMPLOYMENT.    The Company and Employee acknowledge that Employee's employment is and shall continue to be at-will, as defined under applicable law. If Employee's employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement, or any enhanced compensation or benefit, except as may otherwise be available under the Company's established written plans and written policies at the time of termination under such plans' general terms; provided, however, that any severance benefit due Employee shall be only as set forth in this Agreement.

        4.    COMPENSATION.    For the duties and services to be performed by Employee hereunder, the Company shall pay Employee, and Employee agrees to accept, the base salary, options, bonuses and other benefits described below in this Section 4.

          a.    SALARY.    Employee shall receive a base monthly salary of $17,083.33 which is equivalent to $205,000** on an annualized basis (the "Base Salary"). Employee's Base Salary will be payable in equal payments per month pursuant to the Company's normal payroll practices. The Base Salary shall be reviewed from time to time by the Company's Chief Executive Officer and the compensation committee of the Company's board of directors (hereinafter "Compensation Committee") and any change will be effective as of the date determined appropriate by the Company's Chief Executive Officer and the Compensation Committee. Effective as of the date of any such change, the Base Salary as changed shall be considered the new Base Salary for purposes of this Agreement.

**
In February 2002, Mr. Johnson's Base Salary was increased to $225,000 per year.

          b.    STOCK OPTIONS AND OTHER INCENTIVE PROGRAMS.    The Company and Employee each acknowledges that the Company has previously granted Employee the following options to purchase of the Company's common stock: (i) an option to purchase 10,000 shares on May 14, 1999 at $12.60 per share; (ii) an option to purchase 10,000 shares on January 28, 2000 at $4.88 per share; (iii) an option to purchase 10,000 shares on August 15, 2000 at $7.25 per share; (iv) an option to purchase 40,000 shares on September 29, 2000 at $4.43 per share; and (v) an option to purchase 35,000 shares on December 15, 2000 at $1.625 per share; and (vi) an option to purchase 300,000 shares on July 19, 2001 at $0.41 per share (collectively, the "Preexisting Options"). Employee has not purchased any shares granted under any of the Preexisting Options. Except as otherwise provide in this subsection, the Preexisting Options shall remain in full force and effect. Employee shall be eligible to participate in the Company's Stock Option Plan, Employee Stock Purchase Plan, and any other incentive programs available to officers or employees of the Company. In contemplation of this Agreement, the Company's Chief Executive Officer has recommend to the Company's board of directors and the Compensation Committee, and the Company's board of directors and the Compensation Committee approved on July 19, 2001, that Employee be awarded an option to purchase three hundred thousand (300,000) shares at $0.41 per share (as adjusted for any stock split or similar event) of the Company's common stock (the "Employment Agreement Options"). The Employment Agreement Options first become exercisable to the extent of 25% of total shares on the first anniversary of the Effective Date, then another 6.25% of total shares after the end of each three-month period commencing on the first anniversary of the Effective Date, until the all of the shares under the option shall be fully exercisable; provided, however, that in the event of a Change of Control (i) all of the shares under such option shall become fully exercisable five (5) days before a Change in Control and (ii) the terms of Section 14 of the Company's 2000 Stock Plan shall apply; provided, however, that in the event of an conflict between clauses (i) and (ii), clause (i) shall govern. The Company and Employee hereby revise and amend the Preexisting Options option agreement so that in the event of a Change of Control all of the shares under such option grants shall become fully exercisable five (5) days before a Change in Control and shall remain exercisable for a period of one (1) year following the Change of Control event.

          c.    BONUSES.    The Company will provide Employee with an opportunity to earn an annual cash bonus (the "Annual Bonus") each year during the term of this Agreement of up to one hundred percent (100%) of the Base Salary in additional annual variable compensation, based upon the Company's performance and Employee's achievement of key objectives that contribute to the Company's success. Employee's entitlement to and the amount of the Annual Bonus shall be determined in the reasonable discretion of the Company's Chief Executive Officer after consulting with the Compensation Committee. Employee acknowledges that given the Company's current financial condition, the Company is unlikely to pay Employee an Annual Bonus at the end of calendar year 2001. Notwithstanding the foregoing sentence, the Company agrees that it will pay any deemed annual Annual Bonus under Section 5 below. The Company's Chief Executive Officer and Employee shall mutually agree upon Employee's key objectives at the start of each calendar year that will be used to determine the actual amount of the Employee's Annual Bonus.

          d.    VACATION.    Employee shall be entitled to three weeks vacation during each year of employment. Employee shall accrue any unused vacation.

          e.    ADDITIONAL BENEFITS.    Employee will be eligible to participate in the Company's employee benefit plans of general application, including without limitation, those plans providing medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. Employee will be eligible for sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides to its other senior executive employees.

          f.    REIMBURSEMENT OF EXPENSES.    Employee shall be authorized to incur on behalf and for the benefit of, and shall be reimbursed by, the Company for reasonable business expenses, provided that such expenses are substantiated in accordance with Company policies. Company shall reimburse Employee promptly.

          g.    GOLDEN PARACHUTE PAYMENTS.    If a payment pursuant to this Agreement would result in (or increase) an excise tax under Internal Revenue Code §4999(a), the excess parachute payment shall be reduced to that amount (if any) which maximizes the difference between the excess parachute payment and the excise tax.

          h.    CHANGE IN CONTROL.    For purposes of this Agreement, "Change of Control" means the occurrence of any of the following events:

            i.    Any "person," as such term is currently used in Section 13(d) of the Securities Exchange Act of 1934, other than Jeffrey L. Walker and/or his affiliates, becomes a "beneficial owner," as such term is currently used in Rule 13d-3 promulgated under that Act of forty percent (40%) or more of the Voting Stock of the Company. For purposes of this Agreement, Voting Stock means the issued and outstanding capital stock or other securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

            ii.    The first day on which a majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date hereof; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director.

            iii.    The Board adopts any plan of liquidation providing for the distribution of all or substantially all of the Company's assets.

            iv.    All or substantially all of the assets or business of the Company are disposed of in any one or more transactions pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company).

            v.    The Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, fifty percent (50%) or less of the Voting Stock of the combined company, (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for securities of such other company).

          i.    PROFESSIONAL FEES AND CONTINUING EDUCATION.    The Company shall reimburse Employee for professional dues and reasonable and pre-approved continuing education expenses relating to maintaining his membership in the California and Utah bars.

          j.    ADDITIONAL INSURANCE.    The Company shall reimburse Employee annually (grossed-up for Employees' effective tax rate), in advance, for Employee's purchase and maintenance of one million dollars ($1,000,000) in term life insurance for Employee. Employee shall retain the exclusive right to name and change, at Employee's sole discretion, the beneficiaries of such term life insurance policy. The Company shall reimburse Employee annually (grossed-up for Employees' effective tax rate), in advance, for the purchase and maintenance of a first rate, individual, portable, non-cancelable, guaranteed and renewable disability insurance policy for Employee for the maximum available coverage through a carrier of Employee's choice. Employee shall retain the right to direct payments under such disability insurance policy. Employee may elect to opt out of all or part of the Company's standard disability insurance coverage.

        5.    TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS.

          a.    TERMINATION OF EMPLOYMENT.    This Agreement may be terminated during its Original Term (or any extension thereof) upon the occurrence of any of the following events:

            i.    The Employee's Termination for Cause (as defined in Section 6):

            ii.    The Company's termination of Employee without Cause, which determination may be made by the Company at any time at the Company's sole discretion, for any or no reason ("Termination Without Cause");

            iii.    The Employee's "Constructive Termination" (as defined in Section 7); or

            iv.    The effective date of a written notice sent to the Company from Employee stating that Employee is electing to terminate his employment with the Company ("Voluntary Termination").

          b.    SEVERANCE BENEFITS.    Employee shall be entitled to receive severance benefits upon termination of employment only as set forth in this subsection.

            i.    VOLUNTARY TERMINATION.    If Employee's employment terminates by Voluntary Termination, then all compensation under this Agreement shall cease to accrue as of the date of termination and Employee shall not be entitled to receive payment of any severance benefits. Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination, and any earned Base Salary shall be paid through normal payroll.

            ii.    INVOLUNTARY TERMINATION.    If Employee's employment is terminated other than by reason of Employee's death, having become Totally Disabled under subsection (d), Voluntary Termination or Termination for Cause (an "Involuntary Termination"), Employee's regular compensation shall cease to accrue under this Agreement as of the date of termination. Employee shall then be entitled to payment of all regular compensation earned through the date of termination and a pro rata portion of any deemed target Annual Bonus for the year that includes the termination within thirty (30) days of the termination. Such deemed target Annual Bonus shall equal the full target Annual Bonus for the year multiplied by a fraction, the numerator of which is the number of days in the year through the date of the Employee's termination and the denominator of which is 365. In addition, Employee shall be entitled to receive a monthly severance benefit, payable through the Company's normal payroll, beginning on the first payroll date that follows Employee's termination date, and continuing for six (6) months. Such monthly severance benefit shall be equal to Employee's Base Salary. In addition, immediately upon an Involuntary Termination all vested options to purchase Company stock that are either held by Employee, shall become fully exercisable through the one year anniversary of the date of the Involuntary Termination. The Company shall continue to reimburse Employee for the purchase and maintenance of the life insurance and supplemental disability policies described in Section 4(j) above for twelve (12) months following the date of Involuntary Termination. If Employee elects to continue to receive health insurance benefits following termination, the Company shall pay the full cost of such continuation of coverage for six (6) months after the date following the Involuntary Termination. A Constructive Termination (as defined below) will be treated as an Involuntary Termination.

            iii.    TERMINATION FOR CAUSE.    If Employee's employment is Terminated for Cause, then Employee shall be entitled to receive Employee's Base Salary through the date of termination. Employee's Base Salary shall cease to accrue after the date of such Termination for Cause. All of Employee's right to the Annual Bonus which accrue or become payable after the date of such Termination for Cause shall terminate and cease upon such Termination for Cause. In addition, all other compensation payable under this Agreement shall cease as of the date of termination and Employee shall not be entitled to receive payment of severance benefits. Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination.

          c.    DEATH.    If Employee should die during the term of this Agreement while he remains employed under this Agreement and not Totally Disabled (as defined in subsection (d)), the Company shall pay to Employee's estate a pro rata portion of any deemed target Annual Bonus for the year of Employee's death within thirty (30) days of Employee's death. Such deemed target Annual Bonus shall equal the full target Annual Bonus for the year multiplied by a fraction, the numerator of which is the number of days in the year through the date of the Employee's death and the denominator of which is 365. Base Salary and all other benefits are to be paid up to the date of the death of the Employee.

          d.    DISABILITY.    This Agreement shall also terminate upon the date the Employee shall be deemed to be Totally Disabled. The Employee will be deemed "Totally Disabled" if the Employee is unable as a result of a physical injury or physical or mental illness to participate materially in the Company's business and to perform substantially all of the duties required of his under the terms of this Agreement for an aggregate total of ninety (90) days (whether consecutive or non-consecutive) during any three hundred sixty (360) day period during the term hereof. If Employee's employment with the Company is terminated because of Employee's Total Disability, the Company shall pay the Employee his Base Salary and other benefits through the effective Termination Date and a pro rata portion of any deemed target Annual Bonus for the year Employee became Totally Disabled within thirty (30) days of the date that it is determined that Employee is Totally Disabled. Such deemed target Annual Bonus shall equal the full target Annual Bonus for the year multiplied by a fraction, the numerator of which is the number of days in the year through the day before the first date the Employee is deemed to be Totally Disabled and the denominator of which is 365. The Company shall continue to reimburse Employee for the purchase and maintenance of the life insurance policy described in Section 4(j) above.

        6.    DEFINITION OF TERMINATION FOR CAUSE.    For purposes of this Agreement, a "Termination for Cause" means the Employee's termination by the Company following the discovery of the occurrence of one or more of the following events:

          a.    Employee's willful misconduct or gross negligence in the performance of his duties hereunder, including Employee's refusal to comply in any material respect with the legal directive of the Company's Chief Executive Officer, or any committee thereof, so long as such directives are not inconsistent with the Employee's position and duties, and such refusal to comply is not remedied within ten (10) working days after receipt of written notice from the Company, which written notice shall state that failure to remedy such conduct may result in Termination for Cause;

          b.    Dishonest or fraudulent conduct that materially discredits the Company or is materially detrimental to the Company's reputation, business, operations, or relations with its employees, suppliers or customers;

          c.    Employee's incurable material breach of this Agreement or any element of the Company's Employee Proprietary Information and Invention Assignment Agreement, including without limitation, Employee's theft or other deliberate misappropriation of the Company's proprietary information;

          d.    Employee's conviction of a felony or of a misdemeanor involving fraud, dishonesty or moral turpitude with respect to the Company or any of its customers or suppliers;

          e.    Employee's habitual abuse of alcohol or prescription drugs, other than in doses prescribed by a licensed physician, or abuse of controlled substances that has a material adverse impact on his job performance; or

          f.      Employee fails to meet minimum performance standards established by the Company's Chief Executive Officer after consulting with the Company's board of directors and set forth in a mutually agreed written performance improvement plan, such agreement not to be unreasonably withheld, with a minimum ninety (90) day period to cure such performance deficiencies.

        7.    DEFINITION OF CONSTRUCTIVE TERMINATION.    A "Constructive Termination" shall be deemed to occur if without Employee's express written consent (a) either (i) there is a material adverse change in Employee's position, title, stature, duties or responsibilities which remains uncorrected for thirty (30) days or more following Employee's written notice to the Company, or (ii) a reduction of Employee's Base Salary and (b) within 90 days of the occurrence of any event listed in clause (a), Employee provides the Company written notice that Employee is electing to terminate his employment with the Company.

        8.    CONFIDENTIALITY AND IDENMIFICATION AGREEMENTS.    Employee has signed an Employee Proprietary Information and Invention Agreement, dated April 20, 1999, which agreement remains in full force and effect. Employee has signed an Indemnification Agreement, dated August 8, 2000, which agreement remains in full force and effect.

        9.    NON-COMPETITION, ETC.

          a.    Employee covenants and agrees that during the Original Term or any extension thereof plus for the period of time he receives Severance Benefits due to an Involuntary Termination, Employee (i) shall not engage, anywhere within the geographical areas in which the Company is then conducting its business operations, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in any business (a "Competitive Business") which directly competes with any business then being conducted by the Company and in which Employee was directly involved; provided, that the foregoing shall not prohibit the Employee from owning a maximum of two percent (2%) of the common stock of any publicly traded corporation; (ii) shall not solicit to leave the employ of the Company or hire any officer, employee or consultant of the Company; (iii) shall not solicit, divert or to take away, the business or patronage of any of the customers or accounts of the Company, which were contacted, solicited or served by the Employee at any time during the Employee's employment; and (iv) shall not acquire, or assist any other party in acquiring, any shares of the Company, or otherwise seek, or assist any other party in seeking to gain control of the Company.

          b.    The Employee acknowledges and agrees that because of the nature of the business in which the Company is engaged and because of the nature of the confidential information to which the Employee has access during his employment as described in the Employee Proprietary Information and Invention Agreement, it would be impractical and excessively difficult to determine the actual damages of the Company in the event the Employee breached any of the covenants of subsection (a) or the Employee Proprietary Information and Invention Agreement, and remedies at law (such as monetary damages) for any breach of the Employee's obligations under subsection (a) or the Employee Proprietary Information and Invention Agreement would be inadequate. The Employee therefore agrees and consents that if he commits any breach of a covenant under subsection (a) or the Employee Proprietary Information and Invention Agreement or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to seek temporary and permanent injunctive relief from a court of competent jurisdiction. Employee acknowledges and agrees that subsection (a) of this Section is reasonable and is necessary for the legitimate protection of the Company, and will not deprive Employee of a reasonable opportunity to practice his profession or trade. With respect to any provision of subsection (a) or the Employee Proprietary Information and Invention Agreement that is finally determined to be unenforceable, the Employee and the Company hereby agree that this Agreement or any provision hereof shall be reformed in a manner that retains as much of the original intent of the Agreement as is both practicable and consistent with applicable law.

        10.    CONFLICTS.    Employee represents that his performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Employee further represents that he is entering into or has entered into an employment relationship with the Company of his own free will.

        11.    SUCCESSORS.    Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee's rights hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        12.    NOTICE.    Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient on the date of delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with first class postage prepaid, and addressed to the party to be notified at such party's address as set forth below, or as subsequently modified by written notice. Employee's address is 4553 South Loren Von Drive, Salt Lake City, Utah 84124, Facsimile: (801) 274-2030. Company's address is TenFold Corporation, Attn: General Counsel, 180 West Election Road, Suite 100, Draper, Utah 84020, Facsimile: (801) 619-8204.

        13.    MISCELLANEOUS PROVISIONS.

          a.    NO DUTY TO MITIGATE.    Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

          b.    WAIVERS, ETC.    No amendment of this Agreement and no waiver of any one or more of the provisions hereof shall be effective unless set forth in writing by such person against whom enforcement is sought.

          c.    SOLE AGREEMENT.    With the exception of the Employee Proprietary Information and Invention Agreement, dated April 20, 1999, the Indemnification Agreement, dated August 8, 2000, and stock options granted Employee, this Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. To the extent this Agreement affects any pre-existing award of equity-based compensation, such award shall be deemed amended consistent with this Agreement.

          d.    AMENDMENT.    This agreement may be amended, modified, suppressed or canceled only by an agreement in writing executed by both parties hereto.

          e.    CHOICE OF LAW.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

          f.    VENUE.    All disputes, claims or proceedings between the parties related to the validity, construction or performance of this Agreement shall be subject to the choice of jurisdiction of the state and federal courts of the State of California. The parties irrevocably consent to jurisdiction in the courts of the State of California for resolution of any claim or dispute hereunder, and such shall be the exclusive forum for the resolution of such claim or dispute.

          g.    SEVERABILITY.    If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

          h.    COUNTERPARTS.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

        The parties have executed this Agreement as of the Effective Date.

TENFOLD CORPORATION

By:	Nancy M. Harvey
Title:	President and Chief Executive Officer
EMPLOYEE

Jonathan E. Johnson III

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  EXHIBIT 10.27
EMPLOYMENT AGREEMENT between TENFOLD CORPORATION and JONATHAN E. JOHNSON III